STOCK OPTION PLAN

OF DECEMBER 22, 2000

_______________

SUMMARY OF PLAN TERMS

for participants resident outside France

_______________________________

TABLE OF CONTENTS

General principles	3
Legal context	3
Description of the plan	4
Characteristics of option shares	6
Transfer of shares	7
Taxation	7
Financing for exercise of options	8
Practical considerations	8

Exhibit 1: Request for conversion of shares into bearer form

Exhibit : Request for conversion of shares into bearer form and order to sell

Notice for exercise of options

FOR ADDITIONAL INFORMATION, CONTACT:

- PECHINEY	Monsieur Pierre MEYNARD Directeur de la Gestion des Cadres 7, place du chancelier Adenauer 75218 PARIS CEDEX 16 FRANCE

- BANQUE NATIONALE DE PARIS	CENTRE DES EMETTEURS ET TRANSACTIONS TITRES ACTIONNAIRES TITRES NOMINATIFS SERVICE PLANS D'OPTIONS 75450 PARIS CEDEX 09 FRANCE

The following is a summary in English of the principal provisions of the stock option plan of PECHINEY of December 22, 2000 (the "Dec 2000 Option Plan"). This summary does not purport to be complete and is qualified in its entirety by reference to minutes of the meeting of the Board of Directors of PECHINEY held on December 22, 2000, which defines the terms and conditions applicable to the Option Plan. An abstract of such minutes, which are in French, is available upon request addressed to PECHINEY.

GENERAL PRINCIPLES

A stock option plan is a mechanism for providing selected employees and executives or managers of a company the opportunity to acquire stock in their company at a price determined at the time the options are granted and fixed for the term of the options.

The objective is to enable these beneficiaries (referred to in this summary as "participants" in the Dec 2000 Option Plan) to participate in any future appreciation in the price of the stock.

The options granted under the Dec 2000 Option Plan will be exercisable from December 23, 2004 until December 22, 2010 inclusive (see "Exercise of options" in section  page 4 and section Œ page 8).

Each option awarded under the Dec 2000 Option Plan gives right to purchase a newly issued share of PECHINEY and the share capital of PECHINEY will, therefore, be increased accordingly.

The award of options does not give rise to any obligation to exercise such options and, therefore, the decision whether or not to exercise such options is entirely within the control of the participant. Each participant is advised to consult his or her own tax and professional financial advisors with respect to a decision whether or not to exercise options awarded under the Dec 2000 Option Plan (see "Taxation" page 7 and "Financing for exercise of options" page 8).

LEGAL CONTEXT

The Dec 2000 Stock Option Plan is subject to the following provisions of French law:

  articles L.225-177 to L.225-186 of the new French Commercial Code,

(previously articles 208-1 to 208-8-2 of the French law no. 66-537 of July 24, 1966)

  articles 174-8 to 174-21 of the French decree no. 67-236 of March 23, 1967,

  the French law of December 24, 1996 relating to the financing of the French social security,

as amended from time to time, together with any applicable French regulation which relates to their implementation.

In accordance with these provisions, the Extraordinary General Meetings of the shareholders of PECHINEY held on June 25, 1997 and December 16, 1997 authorized the Board of Directors of PECHINEY to award options to selected managers and employees of the group for subscription of ordinary shares of PECHINEY and defined the general principles applicable thereof.

On December 22, 2000, the Board of Directors of PECHINEY decided to use a portion of this authority in awarding options under the Dec 2000 Option Plan which, in aggregate, gives the right to purchase 989,300 additional shares to be issued by PECHINEY.

DESCRIPTION OF THE PLAN

Œ Participants

Options under the Dec 2000 Option Plan have been awarded to selected executives and managers of PECHINEY, or of affiliates of PECHINEY as defined in article L.225-180 of the new French Commercial Code (previously article 208-4 of the French law no. 66-537 of July 24, 1966), who have been designated by the Board of Directors of PECHINEY on December 22, 2000.

 Awarding of options

Each participant has received a notice informing him/her of the grant of options under the Dec 2000 Option Plan and indicating:

- the number of shares he/she is entitled to purchase under options awarded;

- the exercise price of each option awarded to the participant;

- the period during which each option may be exercised;

- the other conditions to exercise each option.

Ž Exercise price

The exercise price of each option under the Dec 2000 Option Plan is 46.35 euros (i.e., 304.04 French francs) per share, which corresponds to the average of the closing prices of PECHINEY stock on the Paris stock exchange during the 20 trading days immediately preceding the date on which options under the Dec 2000 Option Plan were awarded by the Board of Directors of PECHINEY.

This exercise price applies only to options awarded under the Dec 2000 Option Plan. If PECHINEY subsequently awards additional options, the exercise price applicable to such options would be different.

This exercise price represents the price to be paid by the participant on the date on which the participant decides to exercise his/her options in order to subscribe for the new shares to which these options give right.

 Exercise of options

Each participant may exercise his/her options at one or several times from December 23, 2004 to December 22, 2010 inclusive.

However, each participant having his/her tax residency located within the United States of America at the time of exercise of options can before December 23, 2004 exercise part of the options awarded to him/her on December 22, 2000, within the proportion of 25% as from December 23, 2001, 50% as from December 23, 2002 and 75% as from December 23, 2003.

In any case, each time the participant must exercise at least 10% of the total number of options awarded to him/her.

In the event of certain transactions affecting the capital of PECHINEY, the Board of Directors of PECHINEY reserves the possibility of temporarily suspending - for no longer than three months - the right to exercise options.

 Conditions to exercise

Except as otherwise decided by the Board of Directors of PECHINEY, no option granted under the Dec 2000 Option Plan may be exercised by a participant who ceases all his/her positions in PECHINEY and any affiliate of PECHINEY as defined in article L.225-180 of the new French Commercial Code (previously article 208-4 of the French law no. 66-537 of July 24, 1966), resulting from the dismissal, resignation or lay off of the participant, or sale of the equity interests held in the share capital of the company in which the participant holds his/her position.

Notwithstanding the foregoing, in the event of retirement or early retirement of a participant at the request of the employer, as well as in the event of total or partial disability following which the participant ceases all his/her positions within the group, the participant remains entitled to exercise his/her options for the remaining term thereof.

Options and the right to exercise options may not be sold or transferred by gift or otherwise. However, upon death of the participant, heirs are entitled to exercise the participant's options within six months following the date of death but, once such period is expired, are no longer entitled to exercise these options.

Besides death of the participant, options granted under the Dec 2000 Option Plan may be exercised before December 23, 2005 in one of the other events determined by the Board of Directors of PECHINEY in accordance with the authorization granted to it in connection therewith by the Extraordinary General Meeting of the shareholders of PECHINEY held on June 2, 1999.

‘ Transactions in the share capital

As a general principle, the number of shares to which each option gives right, as well as the exercise price of each option, are fixed for the entire term of the option.

Nevertheless, article L.225-181 of the new French Commercial Code (previously article 208-5 of the French law no. 66-537 of July 24, 1966) provides for adjustment of both the exercise price and number of shares in the event of implementation of certain transactions in the share capital of the company before the term of the option, which may modify the share value of the stock (e.g. distribution of reserves in cash as a special dividend).

Example (*) : distribution of reserves in cash for an amount of 6 euros per share, with a market value of each share (average of the first daily listing price during the one-month period which precedes the distribution date) of 61 euros:

  before the distribution of reserves, 500 options have been awarded to a participant giving the right to 500 shares to be purchased for an exercise price of 46 euros per share;

  at the time of distribution, the exercise price is reduced on the basis of the ratio between the amount per share to be distributed and the market value of each share
  (i.e. 46 euros - 46 x 6 = 41.47 euros) (1) ;

                                            61

  in order to allow the participant to invest the same amount, the adjustment of the exercise price is followed by the adjustment of the number of shares so that the total amount of the investment remains the same (i.e. 500 shares x 46/41.47 = 554.61 shares), the adjusted number of shares being then rounded up to the next whole number of shares (i.e. 555 shares to be purchased for an exercise price of 41.47 euros per share) (2).

(*) The 46 euros purchase price does not correspond to the purchase price applicable under the Dec 2000 Option Plan and is for illustration purpose only.

(1) Article 174-12 of the French decree no. 67-236 du 23 mars 1967.

(2) Article 174-13 of the French decree no. 67-236 du 23 mars 1967.

CHARACTERISTICS OF OPTION SHARES

Œ Shares to be in registered form

All shares issued upon exercise of options will be in registered form and will be registered in an individual account maintained in the name of the participant in the books of banque nationale de paris (centre des emetteurs et transactions titres), which is in charge of handling the Dec 2000 Option Plan.

No account maintenance or administrative charge will be assessed against participants for so long as shares issued upon exercise of options are kept in registered form with the centre des emetteurs et transactions titres of banque nationale de paris.

 Rights to dividends

Shares issued upon exercise of options will be entitled to certain rights which will be retroactive to the first day of the fiscal year during in which options are exercised. In particular, these shares will be entitled to any dividends declared during the following fiscal year in respect of the fiscal year during which options are exercised.

Accordingly, PECHINEY's fiscal year starts on January 1 and ends on December 31 of each calendar year:

  each share purchased upon exercise of an option in December 2005 would be entitled to the dividend declared by the general shareholders meeting of PECHINEY in 2006 in respect of the fiscal year ending December 31, 2005 and, upon admission to the Paris stock exchange, will be listed like any other outstanding common share;

  each share purchased upon exercise of an option in January 2006 would not be entitled to the dividend declared by the general shareholders meeting of PECHINEY in 2006 in respect of the fiscal year ending December 31, 2005, but only to the dividend declared by the general shareholders meeting of PECHINEY in 2007 in respect of the fiscal year starting on the 1st of January 2006.

Because such a share will not be entitled to the dividend in respect of the fiscal year ending December 31, 2005, its trading value is expected initially to be less than that of other outstanding common shares. Therefore, such a share will temporarily be listed separately from other outstanding common shares. Upon payment of the dividend in respect of the fiscal year ending December 31, 2005, such a share will be assimilated to any other outstanding common share and will no longer be listed separately.

TRANSFER OF SHARES

Œ General principles

Shares issued upon exercise of options may be freely sold upon their listing to the Paris stock exchange.

Nevertheless, each participant is responsible for complying with the internal procedures adopted by the Board of Directors of PECHINEY on March 29, 1996 (Prevention of the utilisation or communication of privileged information) as updated by the service note DG 98-06 of February 9, 1998 (Prevention of insider trading) and as amended or updated from time to time by any other internal procedures or service note which may be issued by the corporate bodies or managers of PECHINEY.

 Comments

  Certain participants will wish to hold shares acquired upon exercise of options in order to benefit from any future growth of PECHINEY.

Others, for various reasons, will prefer to sell these shares, taking into account their listing price on the Paris stock exchange as well as the tax rules applicable in their country of residence.

  Pursuant to the French tax regulations, shares issued under the Dec 2000 Option Plan will be in registered form. The conversion of shares from registered to bearer form is considered by the French tax authorities as a transfer of the shares.

As shares can be sold on the Paris stock exchange only in bearer form, participants will be required to effect this conversion prior to transfer.

  Shares that are acquired upon exercise of options between January 1st and the date of payment of the dividend which relates to the preceding fiscal year will be listed separately from other outstanding common shares and are expected to listed at a lower price (see section  page 6). Therefore, participants wishing to sell these shares during such interim period may experience delays in effecting their transactions, as shares temporarily listed separately from other outstanding common shares tend to be thinly traded.

TAXATION

Being able to benefit from any appreciation in the price of the stock, each participant may enjoy the difference between the selling price of shares purchased upon exercise of options and the exercise price.

The tax consequences of participation in the Dec 2000 Option Plan will generally depend on the citizenship and/or residency of the participant. Depending on the applicable tax system, a tax event may occur in connection with the grant of options under the Dec 2000 Option Plan, at the time of exercise of options, and/or upon disposition of shares acquired upon exercise of options.

Each participant is individually responsible for familiarizing himself or herself with, and fulfilling, all tax obligations arising in connection with his or her participation in the Dec 2000 Option Plan.

FINANCING FOR EXERCISE OF OPTIONS

The amount of the exercise price relating to each option being exercised must be paid in full at the time of exercise.

Participants will be individually responsible for payment of the exercise price, and any participant wishing to obtain financing for an option exercise should contact his/her bank or other financial institution.

His/her bank or other financial institution may accept to arrange such a financing upon the presentation of the participating letter (see section  page 4) and the notice for exercise of options. To secure indebtedness, the pledge of the shares so purchased may be requested by this financial institution.

PRACTICAL CONSIDERATIONS

Œ Exercise of options

To exercise his/her options, a participant will have to address the following documents to PECHINEY (to the attention of Monsieur Pierre Meynard - Directeur de la Gestion des Cadres) (see address page 2):

  a notice for exercise of options (attached herewith) duly completed and signed; and

  a check or money order denominated in euros or French francs for the full amount of the exercise price, payable to PECHINEY.

The date of receipt by PECHINEY of the notice for exercise of options will constitute the date of exercise.

A confirmation of the exercise of options will be sent to the participant within several days by the centre des emetteurs et transactions titres of BANQUE NATIONALE DE PARIS, which is in charge of performing certain administrative duties under the Dec 2000 Option Plan. This confirmation will set forth the following information:

    the date of exercise of options;

    the number of shares purchased;

    the aggregate purchase price;

    the amount of gain realised upon exercise (1) ; and

    the number of shares remaining subject to the participation's options (number of options not yet exercised).

(1) This item concerns French residents only: French tax definition of the difference between the value of the share on the exercise date and the purchase price of this share under the option exercise.

In case the participant exercises only part of his/her options, the participant will use, for any later exercise, a new notice for exercise of options.

 Transfer of shares

In order to sell shares purchased upon exercise of options, a participant may elect either of the two following methods:

a) the participant may transfer shares to his or her financial institution, which will then execute the sale upon his/her request.

A participant wishing to sell shares through his or her financial institution would have to address the following documents to the centre des emetteurs et transactions titres of banque nationale de paris (see address page 2):

  a request for conversion of shares into bearer form, duly completed and signed (see exhibit 1), including the address and reference information which are necessary to identify the financial institution (bank, brokerage firm, etc.) to which the shares are to be transferred and the proceeds of their sale to be then transferred; and

  a recent account information form (or cancelled check) (or other document) showing the account number and reference numbers to identify the financial institution.

NOTE : Transfer of shares to accounts situated outside of France often results in significant delays regardless of the country involved, which may be as long as several weeks depending on the financial institution involved.

b) the participant may request banque nationale de paris to execute the sale of the shares. It should be noted that banque nationale de paris may only execute a trade "à tout prix", which means that the sale order will be executed at the current market price at the time of the transaction.

A participant wishing to sell shares through banque nationale de paris would have to address the following documents by fax to bnp - cett - atn - plan d'options :

  a request for conversion of shares into bearer form and order to sell, duly completed and signed (see exhibit 2), including the address and reference information for the account to which the proceeds of the sale will have to be transferred net of expenses(1) and, if applicable, taxes; and

  a recent account information form (or cancelled check) (or other document) showing the account number and reference numbers to identify the financial institution.

(1) For transactions effected through banque nationale de paris, a processing fee will be assessed in addition to brokerage fees and fees will be deducted from the proceeds of the sale.

In addition, the originals would have to sent by mail or courier to the centre des emetteurs et transactions titres of banque nationale de paris (see address page 2) for confirmation purpose.

exhibit 1

REQUEST FOR CONVERSION OF SHARES INTO BEARER FORM

STOCK OPTION PLAN OF DECEMBER 22, 2000

I, the undersigned,     (1)❒ Mrs     (1)❒ Miss     (1)❒ Mr

last name

first and middle name

address

date and place of birth

holder of                            shares in PECHINEY with a par value of 15,25 euros, issued in the context of the stock option plan of December 22, 2000,

1) hereby request the following shares to be converted into bearer form:

                                                                                                            (number of shares spelled out) shares purchased on

                                                                                                            (number of shares spelled out) shares purchased on

                                                                                                            (number of shares spelled out) shares purchased on

Above-mentioned shares are converted into bearer form:

            (1) ❒ before December 23, 2004 because of death or other event of early exercise determined by the Board of Director of PECHINEY

            (1) ❒ on or after December 23, 2004

2) hereby request these shares to be transferred to my following account:

no.

bank                                                                                                          branch

Enclosed:     (1)❒ account information form     (1)❒ cancelled check     (1)(2)❒ other document

Signed in                             , on

(Signature)

(1) Please indicate as appropriate

(2) Showing the account number and reference numbers to identify the bank or other financial institution exhibit 2
To be sent by fax to Banque Nationale de Paris cett - atn - plans d'options (+ 33.1.40.14.79.78) and originals by mail or courier for confirmation

REQUEST FOR CONVERSION OF SHARES INTO BEARER FORM AND ORDER TO SELL

STOCK OPTION PLAN OF DECEMBER 22, 2000

I, the undersigned,     (1)❒ Mrs     (1)❒ Miss     (1)❒ Mr

last name

first and middle name

address

date and place of birth

holder of                  shares in PECHINEY with a par value of 15,25 euros, issued in the context of the stock option plan of December 22, 2000,

1) hereby request the following shares to be converted into bearer form:

                                                                                                    (number of shares spelled out) shares purchased on

                                                                                                    (number of shares spelled out) shares purchased on

                                                                                                    (number of shares spelled out) shares purchased on

Above-mentioned shares are converted into bearer form:

            (1) ❒ before December 23, 2004 because of death or other event of early exercise determined by the Board of Director of PECHINEY

            (1) ❒ on or after December 23, 2004

2) hereby request the sale (2), at the market price (i.e., «a tout prix»), of:

                                                                                                                                                                                                        (number of shares spelled out) shares of PECHINEY

3) hereby request the net proceeds of the sale to be credited to my following account:

no.

bank                                                                                                                            branch

Enclosed:     (1)❒ account information form     (1)❒ cancelled check     (1)(3)❒ other document

I am sending the original of this document for confirmation by mail or courier to bnp - c.e.t.t. - a.t.n. - plans d'options - 75450 paris cedex 09 - france.

Signed in                                 , on

(Signature)

(1) Please indicate as appropriate

(2) The order to sell cannot be executed until such time as the shares have been issued and listed if the order to sell is given at the same time as the options are exercised

(3) Showing the account number and reference numbers to identify the bank or other financial institution